Exhibit 99.1

Tejal Engman Investor Relations (240) 744-5116 ir@hosthotels.com

Host Hotels & Resorts, Inc. Appoints Sourav Ghosh as Chief Financial Officer

BETHESDA, Md., August 31, 2020 – Host Hotels & Resorts, Inc. (NYSE: HST) (the “Company”), the nation’s largest lodging real estate investment trust, today announced that Sourav Ghosh has been appointed as executive vice president, chief financial officer and treasurer, effective September 1, 2020. Mr. Ghosh currently serves as the Company’s executive vice president, Strategy & Analytics and has held various leadership roles across Host’s corporate finance, strategy, business intelligence and analytics functions since 2009. In his new role, Mr. Ghosh will lead Host’s finance function, including Accounting, Tax, Treasury, Investor Relations and Information Technology, in addition to Enterprise Analytics. Brian Macnamara, who has led the Company’s finance organization since December 2019, will continue in his role as Host’s senior vice president and corporate controller.

James F. Risoleo, the Company’s president and chief executive officer, said, “Sourav is an exceptionally talented leader who has demonstrated remarkable financial acumen and thought leadership throughout his career at Host. He has defined our strategic enterprise analytics, helped the Company deliver historically strong margin performance, been instrumental in our achieving key financial milestones and has built strong relationships with the investment community. I am confident that Sourav’s operational and strategic understanding of our business makes him the ideal individual to lead our finance function as we continue navigating the COVID-19 operating environment and executing on our strategic priorities to deliver both near- and long-term value to our shareholders and other stakeholders.”

Risoleo continued, “I want to thank Brian for leading our finance organization while we undertook a comprehensive search of candidates for the CFO role. We greatly appreciate Brian’s steadfast leadership during these challenging times and will continue to benefit from his expertise.”

Mr. Ghosh said, “I am honored to have the opportunity to serve as the Company’s next CFO. I look forward to drawing on my decade of experience at Host and working closely with our talented teams as we work to capitalize on the Company’s strong balance sheet, unparalleled scale and unrivaled platform to redefine our operating model and drive growth and profitability.”

Tejal Engman Investor Relations (240) 744-5116 ir@hosthotels.com

About Sourav Ghosh

Mr. Ghosh joined Host in 2009 and has led the Company’s operations strategy and analytics, as well as innovations and strategic initiatives for the Company’s various departments and investment platforms. In addition, Mr. Ghosh has also led the Information Technology department at Host. Prior to joining Host, Mr. Ghosh held numerous positions at Starwood Hotels & Resorts including senior director of Real Estate Investments and director of Acquisitions & Development where he was responsible for sourcing, structuring and negotiating acquisitions and development deals. Mr. Ghosh currently serves as a Board of Directors member for the U.S. Travel Association as well as Uniform System of Accounts for the Lodging Industry.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 75 properties in the United States and five properties internationally totaling approximately 46,700 rooms. The Company also holds non-controlling interests in six domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.

*    This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

2